Exhibit 99.1
RPM Reports Record Sales and Net Income for Fiscal 2007 Second Quarter
•	Sales up 9.5% for quarter

•	Net income, excluding asbestos-related items, increases 52% for quarter

•	Strong industrial segment sales and EBIT growth pace results

•	Guidance reaffirmed for 8-10% sales growth and 10-12% earnings growth for full fiscal year
MEDINA, OH — January 4, 2007 — RPM International Inc. (NYSE: RPM) today reported record sales, record net income and record diluted earnings per share for its fiscal 2007 second quarter ended November 30, 2006. Continuing a pattern established in the prior fiscal year, strong sales and earnings growth in the company’s larger industrial segment offset slower growth in the company’s consumer segment.
Second Quarter Results
RPM’s record net sales of $809.4 million were up 9.5% from the $739.4 million reported in the fiscal 2006 second quarter. Organic sales growth accounted for 7.5% of the increase, with 1.2% of that amount representing net foreign exchange gains. Net acquisition growth was 2.0% of the total.
Record net income for the quarter grew 185.8%, to $52.9 million from $18.5 million a year ago, while record diluted earnings per share advanced 180.0%, to $0.42 from $0.15 in the year-ago second quarter. Prior year net income included a pre-tax asbestos reserve charge of $15.0 million, while this year’s second quarter included a $15.0 million pre-tax gain from the settlement of asbestos-related claims against an insurance carrier. Excluding these asbestos items, net income grew 52.1% to $43.1 million from $28.3 million a year ago, while diluted earnings per share increased 47.8% to $0.34 from $0.23 in the fiscal 2006 second quarter.
“As anticipated, RPM’s second-quarter operating results showed strong improvement over the second quarter of fiscal 2006, when Gulf Coast hurricanes impacted both of our business segments, and we incurred one-time costs of $10.2 million,” said Frank C. Sullivan, president and chief executive officer.
Consolidated earnings before interest and taxes (EBIT) was $91.4 million, a 143.9% improvement over the $37.5 million reported a year ago. Excluding the asbestos-related items, EBIT increased 45.6%, to $76.4 million from $52.5 million.
Second-Quarter Segment Sales and Earnings
The company’s industrial segment posted a 13.5% sales increase to $528.6 million from $465.6 million in the year-ago second quarter. Organic sales increased 11.3%, including 1.6% in foreign exchange gains. Acquisitions accounted for the remaining 2.2% of the increase. Industrial segment EBIT for the second quarter was $64.3 million, a 26.3% increase over EBIT of $50.9 million a year ago. “Industrial segment sales and EBIT growth was robust across almost all product lines, with particular strength internationally,” said Sullivan.

RPM Reports Record Sales and Net Income for Fiscal 2007 Second Quarter
January 4, 2007

Sales by RPM’s consumer segment increased 2.6% to $280.8 million from $273.8 million a year ago. Of the growth in sales, 1.0% was organic, including 0.6% in foreign exchange, and the remaining growth was through acquisitions. Segment EBIT grew 5.1% to $27.3 million from $26.0 million in the fiscal 2006 second quarter.
“Our consumer segment continued to share in the sluggish business climate being experienced by our major retail customers. This climate is resulting in a continuation of uneven buying patterns and ongoing inventory reductions by the retailers, along with slower retail takeaway by consumers as a result of lower sales of both existing and new homes. We did see a slight improvement in consumer segment demand compared to the first quarter. We continue to anticipate some strengthening of consumer sales during the second half of the year, and are encouraged by recent reports regarding a stabilizing climate for both new and existing home sales,” Sullivan said.
Asbestos Liability
During the quarter, RPM drew down $13.8 million of its 10-year pre-tax asbestos reserve established in the fourth quarter of fiscal 2006 to cover indemnity and defense costs. Comparable costs were $13.4 million during the fiscal 2006 second quarter. The total asbestos reserve balance stood at $391.1 million at November 30, 2006.
Also during the second quarter, RPM’s Bondex subsidiary secured a $15.0 million pre-tax cash settlement from one of its asbestos liability insurance carriers, which has now been dismissed from the ongoing insurance coverage case. Litigation against the remaining defendant insurance companies will continue to be pursued, as each has significantly greater liability exposure based on their applicable insurance policies. “We are encouraged by this settlement, which was with the defendant carrier whose policies presented the smallest level of exposure to our claims,” Sullivan said. “Beyond the cash value of this settlement, we believe it has strategic importance to the overall case and will enhance our position with respect to the remaining carriers as we press our case forward,” he said.
Day-Glo, Carboline and Tremco Subsidiaries Complete Acquisitions
During the second quarter, three RPM subsidiaries completed acquisitions of complementary product lines.
RPM’s Day-Glo unit acquired the daylight fluorescent, phosphorescent and thermochromatic pigments business of The Dane Group in Manchester, England. With revenue of approximately $20 million, this business will operate as a stand-alone business within Day-Glo, and will continue to be led by its existing management team. The acquisition is expected to broaden Day-Glo’s geographic market coverage and to be accretive to earnings during the first year as part of RPM.
The company’s Carboline unit acquired certain assets of Nu-Chem, Inc., including intumescent fireproofing products for the protection of exposed structural steel, and epoxy intumescents for the petrochemical and offshore oil markets. Tremco Global Sealants acquired Permaquik Corp., a leading supplier of high-performance, hot-applied waterproofing and green roof systems, as well as crystalline waterproofing, epoxies, sealers and expansion joints, based in Mississauga, Ontario. These product line acquisitions will initially add approximately $12 million in annual revenues.

RPM Reports Record Sales and Net Income for Fiscal 2007 Second Quarter
January 4, 2007

Cash Flow and Financial Position
For the first half of fiscal 2007, cash from operations was $91.4 million, down slightly from $95.6 million in the fiscal 2006 first half. Capital expenditures were $22.2 million, compared to depreciation of $28.4 million over the same period. Total debt at the end of the first half was $949.8 million, compared to $876.6 at the end of fiscal 2006, mostly as a result of acquisitions. The company’s net (of cash) debt-to-total capitalization ratio was 44.3%, compared to 45.3% at May 31, 2006.
First Half Sales and Earnings
First-half sales, net income and earnings per share were all records.
RPM’s net sales for the fiscal 2007 first half were up 11.2%, to $1.7 billion from $1.5 billion a year ago. Net income for the first six months was $114.3 million, up 66.9% from the $68.5 million reported in the first half of fiscal 2006. Prior year net income included a $30.0 million pre-tax asbestos charge, while the 2007 first half included a $15.0 million pre-tax benefit from the asbestos insurance litigation settlement. Diluted per share earnings for the period increased 63.6%, to $0.90 from $0.55 a year ago. Excluding asbestos items, first-half net income increased 19.1%, to $104.4 million, from $87.6 million in fiscal 2006, with diluted earnings per share improving to $0.83 from $0.70, an 18.6% increase.
First-half EBIT was $198.8 million, up 60.7% from the $123.7 million reported a year ago, including asbestos-related items. Excluding asbestos items, EBIT increased 19.6%, to $183.8 million from $153.7 million in the 2006 first half.
RPM’s industrial segment sales grew 19.8% in the fiscal 2007 first half, to $1.07 billion from $896.4 million a year ago. Of this growth, acquisitions represented 8.8%, with organic growth adding 11.0%, including 1.5% of foreign exchange gains. Industrial segment EBIT increased 19.2% to $138.3 million from $116.0 million in the fiscal 2006 first half.
First-half sales for the consumer segment were $579.7 million, a 1.8% decline from the $590.3 million reported in the first half of fiscal 2006. Organic sales declined by 2.6%, including a foreign exchange gain of 0.7%, while acquisitions contributed 0.8%. Consumer segment EBIT declined by 4.2%, from $72.3 million in fiscal 2006 to $69.3 million in the current fiscal year.
Business Outlook
“We remain confident in our fiscal 2007 guidance of overall sales growth in the 8% to 10% range and net income growth of 10% to 12%, excluding the affect of asbestos. Raw material costs, while continuing high by historical standards, seem to have stabilized for the time being. New home sales and, much more importantly for our consumer business, housing turnover, are also showing signs of stabilizing. Our international markets in particular are seeing more project and development activity, driving continuing industrial segment growth. These factors lead us to believe we will achieve record

RPM Reports Record Sales and Net Income for Fiscal 2007 Second Quarter
January 4, 2007

results in the second half of our 2007 fiscal year, despite challenging comparisons to last year’s tremendous performance,” Sullivan said.
Webcast and Conference Call Information
Management will host a conference call to discuss the results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 888-396-2356 or 617-847-8709 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on January 4 until 11:59 p.m. Eastern time on January 11, 2007. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 53791618. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president — finance and communications, at 330-273-8820 or ghasman@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May, 31 2006, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED) IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Six Months Ended		Three Months Ended		Six Months Ended		Three Months Ended
	November 30,		November 30,		November 30,		November 30,
	2006	2005	2006	2005	2006	2005	2006	2005
Net Sales	$1,653,547	$1,486,702	$809,386	$739,350	$1,653,547	$1,486,702	$809,386	$739,350
Cost of sales	982,403	873,398	483,315	441,065	982,403	873,398	483,315	441,065

Gross profit	671,144	613,304	326,071	298,285	671,144	613,304	326,071	298,285
Selling, general & administrative expenses	487,300	459,594	249,715	245,834	487,300	459,594	249,715	245,834
Asbestos (income)/charge	(15,000)	30,000	(15,000)	15,000
Interest expense, net	24,518	18,429	11,315	9,854	24,518	18,429	11,315	9,854

Income before income taxes	174,326	105,281	80,041	27,597	159,326	135,281	65,041	42,597
Provision for income taxes	60,043	36,793	27,100	9,070	54,926	47,651	21,983	14,285

Net Income	$114,283	$68,488	$52,941	$18,527	$104,400	$87,630	$43,058	$28,312

Basic earnings per share of common stock	$0.97	$0.59	$0.45	$0.16	$0.89	$0.75	$0.37	$0.24

Diluted earnings per share of common stock	$0.90	$0.55	$0.42	$0.15	$0.83	$0.70	$0.34	$0.23

Average shares of common stock outstanding — basic	117,501	116,626	117,600	116,710	117,501	116,626	117,600	116,710

Average shares of common stock outstanding — diluted	128,380	127,400	128,674	127,542	128,380	127,400	128,674	127,542

(a)	Adjusted figures presented remove the impact of the additional asbestos (income)/charges taken during each period presented.
SUPPLEMENTAL SEGMENT INFORMATION
(UNAUDITED) IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Six Months Ended		Three Months Ended		Six Months Ended		Three Months Ended
	November 30,		November 30,		November 30,		November 30,
	2006	2005	2006	2005	2006	2005	2006	2005
Net Sales:
Industrial Segment	$1,073,823	$896,436	$528,569	$465,597	$1,073,823	$896,436	$528,569	$465,597
Consumer Segment	579,724	590,266	280,817	273,753	579,724	590,266	280,817	273,753

Total	$1,653,547	$1,486,702	$809,386	$739,350	$1,653,547	$1,486,702	$809,386	$739,350

Income (Loss) Before Income Taxes (b):
Industrial Segment Income Before Income Taxes (b)	$138,195	$115,468	$64,261	$50,389	$138,195	$115,468	$64,261	$50,389
Interest (Expense), Net	(109)	(535)	(34)	(504)	(109)	(535)	(34)	(504)

EBIT (c)	$138,304	$116,003	$64,295	$50,893	$138,304	$116,003	$64,295	$50,893

Consumer Segment Income Before Income Taxes (b)	$67,871	$72,493	$26,513	$26,057	$67,871	$72,493	$26,513	$26,057
Interest (Expense), Net	(1,400)	175	(820)	43	(1,400)	175	(820)	43

EBIT (c)	$69,271	$72,318	$27,333	$26,014	$69,271	$72,318	$27,333	$26,014

Corporate/Other (Expense) Before Income Taxes (b)	$(31,740)	$(82,680)	$(10,733)	$(48,849)	$(46,740)	$(52,680)	$(25,733)	$(33,849)
Interest (Expense), Net	(23,009)	(18,069)	(10,461)	(9,393)	(23,009)	(18,069)	(10,461)	(9,393)

EBIT (c)	$(8,731)	$(64,611)	$(272)	$(39,456)	$(23,731)	$(34,611)	$(15,272)	$(24,456)

Consolidated
Income Before Income Taxes (b)	$174,326	$105,281	$80,041	$27,597	$159,326	$135,281	$65,041	$42,597
Interest (Expense), Net	(24,518)	(18,429)	(11,315)	(9,854)	(24,518)	(18,429)	(11,315)	(9,854)

EBIT (c)	$198,844	$123,710	$91,356	$37,451	$183,844	$153,710	$76,356	$52,451

(a)	Adjusted figures presented remove the impact of the additional asbestos (income)/charges taken during each period presented.

(b)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	November 30, 2006	November 30, 2005	May 31, 2006
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and short-term investments	$134,504	$103,332	$108,616
Trade accounts receivable	575,715	532,573	671,197
Allowance for doubtful accounts	(21,510)	(20,609)	(20,252)

Net trade accounts receivable	554,205	511,964	650,945
Inventories	434,971	364,324	399,014
Deferred income taxes	51,677	37,598	48,885
Prepaid expenses and other current assets	189,414	179,570	161,758

Total current assets	1,364,771	1,196,788	1,369,218

Property, Plant and Equipment, at Cost	903,160	823,899	887,276
Allowance for depreciation and amortization	(464,376)	(409,980)	(442,584)

Property, plant and equipment, net	438,784	413,919	444,692

Other Assets
Goodwill	815,125	717,456	750,635
Other intangible assets, net of amortization	321,002	318,254	321,942
Other	90,233	58,097	93,731

Total other assets	1,226,360	1,093,807	1,166,308

Total Assets	$3,029,915	$2,704,514	$2,980,218

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$264,743	$228,028	$333,684
Current portion of long-term debt	4,857	18,422	6,141
Accrued compensation and benefits	105,297	76,898	136,384
Accrued loss reserves	69,493	69,530	66,678
Asbestos-related liabilities	58,458	55,000	58,925
Other accrued liabilities	120,991	91,557	111,688

Total current liabilities	623,839	539,435	713,500

Long-Term Liabilities
Long-term debt, less current maturities	944,899	848,014	870,415
Asbestos-related liabilities	332,626	46,244	362,360
Other long-term liabilities	103,066	82,693	108,002
Deferred income taxes	—	102,905	—

Total long-term liabilities	1,380,591	1,079,856	1,340,777

Total liabilities	2,004,430	1,619,291	2,054,277

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 119,554; 118,257; 118,743)	1,196	1,183	1,187
Paid-in capital	554,689	533,508	545,422
Treasury stock, at cost
Accumulated other comprehensive income	45,708	18,448	29,839
Retained earnings	423,892	532,084	349,493

Total stockholders’ equity	1,025,485	1,085,223	925,941

Total Liabilities and Stockholders’ Equity	$3,029,915	$2,704,514	$2,980,218

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) IN THOUSANDS

	Six Months Ended November 30,
	2006	2005
Cash Flows From Operating Activities
Net income	$114,283	$68,488
Depreciation and amortization	37,811	35,043
Items not affecting cash and other	3,208	29,740
Changes in operating working capital	(44,590)	(18,965)
Changes in asbestos-related liabilities, net of tax	(19,326)	(18,744)

	91,386	95,562

Cash Flows From Investing Activities
Capital expenditures	(22,203)	(20,376)
Acquisition of businesses, net of cash acquired	(79,560)	(135,780)
Purchases of marketable securities	(32,222)	(25,236)
Proceeds from the sale of marketable securities	27,434	15,000
Other	5,061	525

	(101,490)	(165,867)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	109,838	175,005
Reductions of long-term and short-term debt	(42,024)	(151,937)
Cash dividends	(39,883)	(36,529)
Exercise of stock options	5,825	4,122

	33,756	(9,339)

Effect of Exchange Rate Changes on Cash and Short-Term Investments	2,236	(1,164)

Increase (Decrease) in Cash and Short-Term Investments	$25,888	$(80,808)